Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
Email: lpkromidas@olin.com
  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

JOHN FISCHER ELECTED CEO OF OLIN CORPORATION;
JOSEPH RUPP TO REMAIN AS OLIN’S CHAIRMAN

Clayton, MO, February 26, 2016 – Olin Corporation (NYSE: OLN) (“Olin”) announced today that John E. Fischer, Olin’s President and Chief Operating Officer, has been elected by the board of directors to succeed Joseph D. Rupp as Olin’s President and Chief Executive Officer, effective May 1, 2016.  Olin also announced that the board of directors intends to nominate Mr. Fischer to be elected as a director at Olin’s upcoming 2016 annual meeting of shareholders.  Mr. Rupp will remain as Chairman.

Mr. Fischer, 60, has been with Olin for 30 years, serving as President and Chief Operating Officer since 2014.  He was Olin’s Chief Financial Officer from 2005-2014.  In addition to his financial and information technology responsibilities, Mr. Fischer has led Olin’s strategic planning.  He is currently leading the integration of the recently acquired businesses from The Dow Chemical Company (“Dow”) into Olin.

Mr. Fischer said, “Olin is an extraordinary company, with a fantastic heritage and an even more exciting future.  I am honored to have the opportunity to lead Olin and build on its market leading positions.”

Mr. Rupp, who will turn 66 in May, has been with Olin for 44 years.  He became Olin’s CEO in 2002 and was elected Chairman in 2005.

Mr. Rupp said “I believe that John Fischer is well prepared to lead Olin as its CEO.  He has been instrumental in what we have achieved here at Olin and he played a leading role in the successful completion of the Olin-Dow transaction.”

Richard M. Rompala, Olin’s Lead Director, said, “On behalf of Olin’s board, I want to thank Joe Rupp for his leadership as CEO and his many years of dedicated service to the company.  Under John Fischer’s leadership, we are confident that Olin will continue to succeed and will take advantage of the opportunities to create shareholder value as a result of the synergies created by the Olin-Dow transaction.”

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition.  The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid.  Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

2016-05